As filed with the Securities and Exchange Commission on November 14, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YayYo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7371	81-3028414
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

433 N. Camden Drive, Suite 600

Beverly Hills, California 90210

(310) 926-2643

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Jonathan Rosen

Chief Executive Officer

YayYo, Inc.

433 N. Camden Drive, Suite 600

Beverly Hills, California 90210

(310) 926-2643

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter DiChiara, Esq.	Richard A. Friedman, Esq.
Ross Carmel, Esq.	Nazia Khan, Esq.
Carmel, Milazzo & DiChiara LLP	Sheppard, Mullin, Richter &
55 West 39th Street, 18th Floor	Hampton LLP
New York, New York 10018	30 Rockefeller Plaza, 39th Floor
Telephone: (212) 658-0458	New York, NY 10112
Telephone: (212) 653-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 333-224549

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.000001 par value per share	143,750	$4.00	$575,000	$74.64

(1)	Represents only the additional number of shares being registered and includes 18,750 shares of Common Stock that the underwriters have the option to purchase from the Registrant. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-224549).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $18,818,750 on a Registration Statement on Form S-1 (File No. 333-224549), which was declared effective by the Securities and Exchange Commission on November 12, 2019. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $575,000 is hereby registered.

This registration statement shall become effective upon filing with the Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, YayYo, Inc. (the “Company”) is filing this registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). This Registration Statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-224549), which the Company originally filed on April 30, 2018, as amended (the “Initial Registration Statement”), and which the SEC declared effective on November 12, 2019. This Registration Statement incorporates by reference the contents of, including all amendments and exhibits thereto, the Initial Registration Statement.

The Company is filing this Registration Statement for the sole purpose of increasing the number of shares of our Common Stock to be registered for issuance and sale by 143,750 shares, which includes 18,750 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the registration declared effective on November 12, 2019.

The required opinions and consents are listed on the exhibit index and filed with this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on November 14, 2019.

YAYYO, INC.

By:	/s/ Jonathan Rosen
Jonathan Rosen
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on November 14, 2019.

/s/ Harbant S. Sidhu	/s/ Kevin Pickard
Harbant S. Sidhu	Kevin Pickard
Director	Director and Chief Financial Officer
(Principal Financial Officer and Accounting Officer)

/s/ Jeffrey Guzy
Jeffrey Guzy
Director

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Carmel, Milazzo & DiChiara LLP.

23.1	Consent of AJ Robbins CPA, LLC, dated November 13, 2019

23.2	Consent of Carmel, Milazzo & DiChiara LLP (included in Exhibit 5.1)